    Exhibit 99.1- Press Release of Brightpoint, Inc. dated February 5, 2004.


              BRIGHTPOINT REPORTS FOURTH QUARTER AND FULL YEAR 2003
                               FINANCIAL RESULTS

For the fourth quarter of 2003:

o    Revenue of $547 million, an increase of 60% from the fourth quarter of 2002

o Income from continuing operations of $6.4 million, or $0.33 per diluted share, an increase of 81% from the fourth quarter of 2002

o Net income of $5.4 million, or $0.28 per diluted share, an increase of 330% from the fourth quarter of 2002

o    Cash provided by operating activities of approximately $26 million

For the year ended December 31, 2003:

o    Revenue of $1.8 billion, an increase of 41% from 2002

o Income from continuing operations of $13.0 million, or $0.68 per diluted share, a decrease of 6% from 2002

o Net income of $11.7 million, or $0.62 per diluted share, as compared to a net loss of $42.4 million in 2002

o    Cash provided by operating activities of approximately $56 million

     Plainfield, Ind. - February 5, 2004 - Brightpoint, Inc. (NASDAQ: CELL) reported its financial results for the fourth quarter and year ended December 31, 2003. Unless otherwise noted, amounts pertain to the fourth quarter of 2003. Per share amounts for all periods presented have been adjusted for both three-for-two stock splits accomplished in the form of 50% stock dividends that were paid in 2003.

                            SUMMARY FINANCIAL RESULTS
                  (Amounts in thousands, except per share data)


                                                    Three Months Ended                     Year Ended
                                               -----------------------------      -----------------------------
                                                December 31,    December 31,       December 31,     December 31,
                                                   2003            2002               2003              2002
                                               ------------     ------------     --------------    ------------
                                                        (Unaudited)
Revenue                                         $   547,072      $   341,678      $ 1,800,374      $ 1,276,067

Facility consolidation charge                   $     1,000      $         -      $     5,461      $         -

Operating income from continuing operations     $     8,731      $     4,961      $    20,895      $       747

(Gain) loss on debt extinguishment              $         -      $      (749)     $       365      $   (44,378)

Income from continuing operations (1)           $     6,415      $     3,543      $    12,955      $    13,805

Loss from discontinued operations               $      (999)     $    (2,282)     $    (1,226)     $   (15,478)

Cumulative effect of a change in accounting
principle, net of tax                           $         -      $           -    $         -      $   (40,748)

Net income (loss)                               $     5,416      $     1,261      $    11,729      $   (42,421)


Diluted per share:

   Income from continuing operations (1)        $      0.33      $      0.20      $      0.68      $      0.77

   Loss from discontinued operations            $     (0.05)     $     (0.13)     $     (0.06)     $     (0.86)

   Cumulative effect of a change in
      accounting  principle, net of tax         $         -      $         -      $         -      $     (2.26

   Net income (loss)                            $      0.28      $      0.07      $      0.62      $     (2.35)


(1) The full year 2002 includes a gain on debt extinguishment of $44.4 million; the fourth quarter of 2002 includes a gain on debt extinguishment of $749 thousand. The full year 2002 includes an $8.3 million impairment loss on long-term investment. The full year 2003 includes a loss on debt extinguishment of $365 thousand.

Fourth Quarter 2003 comparison to Fourth Quarter 2002

     Revenue was $547 million, an increase of 60% from $342 million in the fourth quarter of 2002. The increase from the fourth quarter of 2002 was attributable to a 67% increase in product distribution revenue and a

21% increase in integrated logistics services revenue. The increase in product distribution revenue was due to a 72% increase in the number of wireless devices sold. The increase in the number of wireless devices sold was driven by strong demand for CDMA and GSM wireless devices and increased demand for devices with enhanced features and capabilities such as color screens and embedded cameras, partially offset by a decline in TDMA wireless devices. The increase in integrated logistics services revenue was primarily due to increased sales of prepaid wireless airtime and an increase in the number of subscriber activations. Strengthening of foreign currencies relative to the U.S. dollar accounted for 9 percentage points of the Company's 60% revenue growth from the fourth quarter of 2002.

     All of our divisions experienced revenue growth in the fourth quarter of 2003. Our Asia-Pacific division's revenue grew by 95% to $302 million from $155 million in the fourth quarter of 2002. The revenue increase in our Asia-Pacific division was primarily due to a 144% increase in the number of wireless devices sold in response to strong market demand throughout the region and our entry into India in the second quarter of 2003. Offsetting these increases was a 17% decline in the average selling prices of wireless devices in the Asia-Pacific division due to increased sales of low-end CDMA wireless devices for India. Our Europe division's revenues increased by 37% to $104 million from $76 million in the fourth quarter of 2002. The strengthening of European currencies against the U.S. dollar accounted for 20 percentage points of the Europe division's increase in revenue. In local currency terms, the Europe division benefited from a 21% increase in integrated logistics revenue primarily due to increased sales of prepaid wireless airtime and a 47% increase in the number of subscriber activations, partially offset by a decrease in revenue per activation. In addition, the Europe division's product distribution revenue increased by 14% in local currency terms primarily due to a 12% increase in the number of wireless devices sold in response to strong demand for wireless devices with enhanced features and capabilities and a 38% increase in sales of wireless accessories. Revenue in the Americas division grew by 27% to $141 million from $111 million in the fourth quarter of 2002 primarily due to a 32% increase in product distribution revenue. The Americas division's increase in product distribution revenue was primarily due to a 13% increase in the number of wireless devices sold coupled with a 24% increase in the average selling prices of wireless devices. The increase in the Americas division's average selling price is primarily due to increased demand for wireless devices with enhanced features and capabilities.

     Gross margin was 5.8% as compared to 6.2% in the fourth quarter of 2002. Gross profit was $32 million, which represented an increase of 50% from $21 million in the fourth quarter of 2002. The decrease in gross margin from the fourth quarter of 2002 is primarily due to higher growth in our lower gross margin product distribution business. Partially offsetting this decrease was improved gross margins in the Americas division due to improved gross margins from wireless device sales, operating efficiencies and benefits from the facility consolidation discussed below.

     Selling, general and administrative ("SG&A") expenses were $22 million, which represented an increase of 36% from $16 million in the fourth quarter of 2002. As a percentage of revenue, SG&A expenses decreased to 4.1%, compared to 4.8% in the fourth quarter of 2002, with the improvement primarily attributable to the 60% increase in revenue. The increase in SG&A expenses is primarily due to employee incentive compensation, the effect of the strengthening of foreign currencies relative to the U.S. dollar, our entry into India in the second quarter of 2003, and an increase in variable costs associated with the increased volume in our Brightpoint Asia Limited business.

     The facility consolidation charge of $1 million relates to the consolidation of the Company's Richmond, California, call center operation into our Plainfield, Indiana, location which was initiated in the first quarter of 2003. This action was taken in order to reduce costs and increase productivity in our Americas division. In establishing the original facility consolidation charge in the first quarter of 2003, certain estimates were made with respect to the timing and terms associated with finding a sub-lessee for this property. The marketing of this property has been more difficult than we originally anticipated. As a result, in order to reflect our current estimate of the costs associated with the facility consolidation, the Company recorded the additional $1 million facility consolidation charge in the fourth quarter of 2003. If the Company continues to experience delays in sub-leasing the Richmond facility or if the terms of any sub-lease are less favorable than anticipated, the Company may incur additional costs associated with this facility consolidation.

     Operating income from continuing operations, which includes the facility consolidation charge, was $8.7 million, an improvement of $3.7 million, or 76%, from $5.0 million in the fourth quarter of 2002. This increase was due to the 60% increase in revenue, partially offset by lower gross margins and increased SG&A expenses. Strengthening of foreign currencies relative to the U.S. dollar accounted for 24 percentage points of the Company's 76% growth in operating income from continuing operations from the fourth quarter of 2002.

     Net interest expense was $207 thousand, a reduction of $318 thousand from the fourth quarter of 2002. The decrease was primarily due to reduced borrowings in comparison to the fourth quarter of 2002. Net other expenses were $587 thousand, an increase of $147 thousand from the fourth quarter of 2002.

     The effective tax rate was 19%, a decrease from 25% in the fourth quarter of 2002. The decrease in the effective tax rate was primarily attributable to an increased proportion of our taxable income having been earned in jurisdictions which have lower tax rates, an adjustment to a deferred tax liability in one of our European operations, and other adjustments made to reflect the annual effective tax rate.

     Income from continuing operations was $6.4 million, an increase of $2.9 million, or 81%, from $3.5 million in the fourth quarter of 2002. Income from continuing operations was $0.33 per diluted share, an increase of 65% from $0.20 per diluted share in the fourth quarter of 2002. On a diluted per share basis, the increase in income from continuing operations was offset by an 8% increase in diluted weighted average shares outstanding from the fourth quarter of 2002. Income from continuing operations in the fourth quarter of 2002 included a $749 thousand gain on extinguishment of debt ($452 thousand, net of tax), which was previously reported as an extraordinary gain and subsequently reclassified to continuing operations in accordance with SFAS 145.

     Loss from discontinued operations was $1.0 million, or $0.05 per diluted share, compared to $2.3 million in the fourth quarter of 2002. The loss from discontinued operations of $1.0 million was primarily due to unrealized foreign currency translation losses caused by the strengthening of foreign currencies relative to the U.S. dollar and costs incurred in connection with the liquidation of discontinued operations. In the fourth quarter of 2002, the Company's $2.3 million loss from discontinued operations was primarily a result of the sale of the Company's operations in Mexico.

     Net income was $5.4 million, an increase of $4.1 million, or 330%, from $1.3 million in the fourth quarter of 2002. Net income was $0.28 per diluted share, an increase of 300% from $0.07 per diluted share in the fourth quarter of 2002. On a diluted per share basis, the increase in net income was offset by an 8% increase in diluted weighted average shares outstanding from the fourth quarter of 2002. Net income in the fourth quarter of 2002 included a $749 thousand gain on extinguishment of debt ($452 thousand, net of tax), which was previously reported as an extraordinary gain and subsequently reclassified to continuing operations in accordance with SFAS 145.

     Cash and cash equivalents (unrestricted) were $99 million, an increase of 126% from $44 million at December 31, 2002. The increase in cash and cash equivalents (unrestricted) was primarily due to net cash provided by operating activities of $26 million for the fourth quarter of 2003 and $56 million for the full year 2003. Net cash provided by operating activities included earnings before interest, taxes, depreciation and amortization ("EBITDA") of $10 million. Improvements in the balance sheet as measured by the cash conversion cycle also contributed to net cash provided by operating activities. The cash conversion cycle improved to 3 days from 11 days in the fourth quarter of 2002. Pledged cash was $22 million, an increase of 50% from $15 million at December 31, 2002. The increase in pledged cash for the fourth quarter of 2003 was primarily due to the establishment of a short-term credit facility for funding working capital in our India operations. Capital expenditures were $2.8 million. Proceeds from common stock issuances under employee stock option and purchase plans were $11 million. At December 31, 2003, total debt was $16 million resulting in a gross-debt-to-total-capitalization ratio of 10%. The debt was primarily drawn to earn early-pay discounts from suppliers which yielded higher implicit interest rates than our borrowing rates and to fund working capital in India. This compares to gross-debt-to-total-capitalization ratio of 16% at December 31, 2002. The Company's liquidity (unrestricted cash and unused borrowing availability) was approximately $147 million as of December 31, 2003, compared to approximately $86 million as of December 31, 2002. EBITDA is a non-GAAP financial measure. Please refer to the reconciliation of EBITDA to net income and the rationale for presenting this non-GAAP financial measure at the end of this release.

     Annualized quarterly return on invested capital from operations ("ROIC") was 21% as compared to 11% in the fourth quarter of 2002. Calculations of ROIC can be found at the end of this release.

Full Year 2003 comparison to Full Year 2002

     Revenue was $1.8 billion for the full year 2003, an increase of 41% from $1.3 billion in 2002. The increase in revenue was primarily due to a 52% increase in the number of wireless devices sold through our distribution business. The increase in wireless devices sold was due to strong market demand in the Asia-Pacific division and our entry into India. Strengthening of foreign currencies relative to the U.S. dollar accounted for 7 percentage points of the Company's 41% revenue growth from 2002. Gross profit in 2003 grew by 39% as a result of the 41% growth in revenue from 2002. Gross margins were 5.6% in both 2003 and 2002. SG&A expenses for the full year 2003 were $74 million, an increase of 4% from $71 million in 2002. As a percentage of revenue, SG&A expenses were 4.1% in 2003 as compared to 5.6% in 2002. The improvement in SG&A expenses as a percentage of revenue is attributable to cost reduction measures taken in 2002 and a continued focus on reducing or containing SG&A expenses in 2003. The facility consolidation charge of $5.5 million relates to the Americas division consolidation of its Richmond, California, call center with its Plainfield, Indiana, call center. Operating income from continuing operations for the full year 2003, which includes the facility consolidation charge, was $21 million, an improvement of $20 million from $747 thousand in 2002. The effect of the strengthening of foreign currencies relative to the U.S. dollar contributed approximately $2.0 million to our operating income growth as compared to 2002.

     Net interest expense for 2003 was $1.1 million, an improvement of $4.8 million from $5.9 million in 2002. This decrease was due to significantly lower debt levels on average throughout 2003 in comparison to 2002.

     Income from continuing operations was $13 million, a decrease of $1 million, or 6%, from $14 million in 2002. Income from continuing operations was $0.68 per diluted share, a decrease of 12% from $0.77 per diluted share in 2002. Income from continuing operations in 2002 included a $44.4 million gain on extinguishment of debt ($26.6 million, net of tax), which was previously reported as an extraordinary gain and subsequently reclassified to continuing operations in accordance with SFAS 145, and an $8.3 million impairment loss on a long-term investment in Chinatron Group Holdings Limited.

     Loss from discontinued operations in 2003 was $1.2 million, or $0.06 per diluted share, compared to $15 million, or $0.86 per diluted share, in 2002. The loss from discontinued operations in 2003 was primarily due to unrealized foreign currency translation losses caused by the strengthening of foreign currencies relative to the U.S. dollar and costs incurred in connection with the liquidation of discontinued operations, offset by the receipt of contingent consideration relating to the divestiture of the Company's Middle East operations. The loss from discontinued operations in 2002 was primarily due to operating losses incurred in our former China, Middle East and Mexico operations.

     Net income was $12 million for 2003, or $0.62 per diluted share, as compared to a net loss of $42 million, or $2.35 per diluted share, in 2002. The net loss for 2002 includes a goodwill impairment charge of $41 million, net of tax, pursuant to the adoption of SFAS 142.

     Cash and cash equivalents (unrestricted) were $99 million, an increase of 126% from $44 million at December 31, 2002. The increase in cash and cash equivalents (unrestricted) was primarily due to net cash provided by operating activities of $56 million in 2003. Net cash provided by operating activities included EBITDA of $30 million for 2003. Improvements in the balance sheet as measured by the cash conversion cycle also contributed to net cash provided by operating activities. The cash conversion cycle improved to 3 days in

2003 from 12 days in 2002. Pledged cash was $22 million, an increase of 50% from $15 million at December 31, 2002. The increase in pledged cash for 2003 was primarily due to the establishment of a short-term credit facility for funding working capital in our India operations and an increase in the amount of a cash-secured letter of credit supporting our Brightpoint Asia Limited operations. Capital expenditures were $6.1 million in 2003. Proceeds from common stock issuances under employee stock option and purchase plans were $12 million in 2003. Please refer to the reconciliation of EBITDA to net income and the rationale for presenting this non-GAAP financial measure at the end of this release.

     For 2003, ROIC was 15% as compared to less than 1% for 2002. Calculations of ROIC can be found at the end of this release.

     "I am pleased with our financial and operational performance in 2003. The results reflect the performance of our employees worldwide and their ability to execute our strategy," said Robert J. Laikin, Brightpoint's Chairman of the Board and Chief Executive Officer. "In 2004 we will continue to concentrate our efforts on enhancing shareholder value and being the preferred choice for our suppliers and customers in providing wireless distribution solutions and customized services."

     "Our focus on operating income growth and the balance sheet, particularly cash, is visible in our cash flow and ROIC metrics for 2003," said Frank Terence, Brightpoint's Chief Financial Officer. "Our performance in 2003 has strengthened our position to pursue growth opportunities in 2004."

     Brightpoint is one of the world's largest distributors of mobile phones. Brightpoint supports the global wireless telecommunications and data industry, providing quickly deployed, flexible and cost effective solutions. Brightpoint's innovative services include distribution, channel management, fulfillment, eBusiness solutions and other outsourced services that integrate seamlessly with its customers. Additional information about Brightpoint can be found on its website at www.brightpoint.com or by calling its toll-free Information and Investor Relations line at 877-IIR-CELL (877-447-2355).

     Certain information in this press release may contain forward-looking statements regarding future events or the future performance of the Company. These statements are only predictions and actual events or results may differ materially. Please refer to the documents the Company files, from time to time, with the Securities and Exchange Commission; specifically, the Company's Form 10-Q for the period ending September 30, 2003 and the cautionary statements contained in Exhibit 99.1 thereto. These documents contain and identify important risk factors that could cause the actual results to differ materially from those contained in or implied by these forward-looking statements. These risk factors include, without limitation, uncertainties relating to customer plans and commitments, including, without limitation, prospective or new customers in India; lack of an adequate supply of products; the potential adverse effect on margins due to pricing pressures; our ability to effectively manage our credit granting procedures and difficulties in collecting our accounts receivable; loss of significant customers; our ability to effectively manage inventories to avoid obsolete or excess inventories; risks of foreign operations, including currency, trade restrictions and political risks in our foreign markets; the possible adverse impact on demand for our products and services resulting from industry consolidation; our ability to absorb costs associated with expansion into new markets; our ability to successfully acquire and integrate businesses or product lines; success of relationships with wireless equipment manufacturers, network operators and other participants in the wireless telecommunications and data industry; continued tendency of wireless equipment manufacturers and network operators to outsource aspects of their business; the ability to attract and retain qualified management and other personnel; our ability to protect our proprietary information; the impact on our business of increased hostilities and acts of terrorism; adverse implications of local laws and regulations, including local statutory tax laws in foreign operations; and our ability to implement software systems or related modules without incurring significant additional costs or business interruptions. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date these statements were made. The Company undertakes no obligation to update any forward-looking statements contained in this press release.

                                BRIGHTPOINT, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                Three Months Ended                      Year ended
                                                                   December 31,                        December 31,
                                                          ------------------------------      -----------------------------
                                                              2003              2002              2003              2002
                                                          --------------    ------------      --------------    -----------
                                                                   (Unaudited)
Revenue:
   Product distribution                                    $   484,198      $   289,505        $ 1,573,500      $ 1,087,794
   Integrated logistics services                                62,874           52,173            226,874          188,273
                                                           -----------      -----------        -----------      -----------
                                                               547,072          341,678          1,800,374        1,276,067

Cost of revenue:
   Product distribution                                        465,526          279,269          1,519,128        1,058,478
   Integrated logistics services                                49,553           41,066            181,023          145,595
                                                           -----------      -----------        -----------      -----------
                                                               515,079          320,335          1,700,151        1,204,073
                                                           -----------      -----------        -----------      -----------

Gross profit                                                    31,993           21,343            100,223           71,994

Selling, general and administrative expenses                    22,262           16,382             73,867           71,247
Facility consolidation charge                                    1,000                -              5,461                -
                                                           -----------      -----------        -----------      -----------
Operating income from continuing operations                      8,731            4,961             20,895              747

Net interest expense                                               207              525              1,146            5,899
Impairment loss on long-term investment                              -                -                  -            8,305
(Gain) loss on debt extinguishment                                   -             (749)               365          (44,378)
Net other expenses                                                 587              440              2,488            1,936
                                                           -----------      -----------        -----------      -----------
Income from continuing operations before                         7,937            4,745             16,896           28,985
    income taxes and minority interest

Income taxes                                                     1,546            1,202              3,965           15,180
                                                           -----------      -----------        -----------      -----------
Income from continuing operations before minority                6,391            3,543             12,931           13,805
    interest

Minority interest                                                  (24)               -                (24)               -
                                                           -----------      -----------        -----------      -----------
Income from continuing operations                                6,415            3,543             12,955           13,805

Discontinued operations:
    Gain (loss) from discontinued operations                      (319)             357               (698)         (12,861)
    Loss on disposal of discontinued operations                   (680)          (2,639)              (528)          (2,617)
                                                           -----------      -----------        -----------      -----------
Total discontinued operations                                     (999)          (2,282)            (1,226)         (15,478)

Total income (loss) before cumulative effect of an
    accounting change                                            5,416            1,261             11,729           (1,673)

Cumulative effect of a change in accounting principle,
    net of tax                                                       -                -                  -          (40,748)
                                                           -----------      -----------        -----------      -----------
Net income (loss)                                          $     5,416      $     1,261        $    11,729      $   (42,421)
                                                           ===========      ===========        ===========      ===========

Basic per share:
    Income from continuing operations                      $      0.35      $      0.20        $      0.71      $      0.77
    Discontinued operations                                      (0.06)           (0.13)             (0.07)           (0.86)
    Cumulative effect of a change in accounting
       principle, net of tax                                         -                -                  -            (2.26)
                                                           -----------      -----------        -----------      -----------
    Net income (loss)                                      $      0.29      $      0.07        $      0.64      $     (2.35)
                                                           ===========      ===========        ===========      ===========

Diluted per share:
    Income from continuing operations                      $      0.33      $      0.20        $      0.68      $      0.77
    Discontinued operations                                      (0.05)           (0.13)             (0.06)           (0.86)
    Cumulative effect of a change in accounting
       principle, net of tax                                         -                -                  -            (2.26)
                                                           -----------      -----------        -----------      -----------
    Net income (loss)                                      $      0.28      $      0.07        $      0.62      $     (2.35)
                                                           ===========      ===========        ===========      ===========

Weighted average common shares outstanding:
    Basic                                                       18,498           18,038             18,170           17,996
                                                           ===========      ===========        ===========      ===========
    Diluted                                                     19,488           18,083             19,002           18,019
                                                           ===========      ===========        ===========      ===========


                                BRIGHTPOINT, INC.
                           CONSOLIDATED BALANCE SHEETS
                             (AMOUNTS IN THOUSANDS)


                                                       December 31,   December 31,
                                                          2003           2002
                                                       -----------    ------------
ASSETS
Current assets:
  Cash and cash equivalents                             $  98,879      $  43,798
  Pledged cash                                             22,042         14,734
  Accounts receivable (less allowance for doubtful
    accounts of $7,683 and $13,917)                       132,944        111,771
  Inventories                                             108,665         73,472
  Contract financing receivable                            10,838         16,960
  Other current assets                                     13,083         12,867
                                                        ---------      ---------
Total current assets                                      386,451        273,602

Property and equipment                                     29,566         35,696
Goodwill and other intangibles                             19,340         14,153
Other assets                                                9,333         12,851
                                                        ---------      ---------
Total assets                                            $ 444,690      $ 336,302
                                                        =========      =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                      $ 204,242      $ 129,621
  Accrued expenses                                         60,960         48,816
  Unfunded portion of contract financing receivable        15,697         22,102
  Convertible notes, short-term                                 -         12,017
  Lines of credit, short-term                              16,207         10,103
                                                        ---------      ---------
Total current liabilities                                 297,106        222,659

Stockholders' equity:
  Preferred stock, $0.01 par value; 1,000 shares
    authorized; no shares issued or outstanding                 -              -
  Common stock, $0.01 par value; 100,000 shares
    authorized; 19,262 and 18,048 issued and
    outstanding in 2003 and 2002, respectively                193            180
  Additional paid-in capital                              227,338        214,524
  Retained earnings (deficit)                             (77,738)       (89,466)
  Accumulated other comprehensive loss                     (2,209)       (11,595)
                                                        ---------      ---------
Total stockholders' equity                                147,584        113,643
                                                        ---------      ---------

Total liabilities and stockholders' equity              $ 444,690      $ 336,302
                                                        =========      =========


                                BRIGHTPOINT, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)


                                                                Three Months Ended             Year ended
                                                                   December 31,                December 31,
                                                            ------------------------    -----------------------
                                                               2003           2002        2003          2002
                                                            ---------     ----------    --------      ---------
                                                                   (Unaudited)
OPERATING ACTIVITIES
Net income (loss)                                           $  5,416      $  1,261      $ 11,729      $(42,421)
Adjustments to reconcile net income (loss) to net cash
   provided by operating activities:
     Depreciation and amortization                             3,041         2,514        12,733        12,431
     Amortization of debt discount                                 -           141            33         3,709
     Facility consolidation charge                             1,000             -         5,461             -
     Restricted cash requirements                               (118)       (3,021)       (2,308)        1,923
     Deferred taxes                                            2,010        12,852         2,010        12,852
     Discontinued operations                                     999         2,282         1,226        15,478
     Net cash used by discontinued operations                   (822)         (843)         (793)       (8,517)
     Income tax benefits of exercise of stock options            334             -           445             -
     (Gain) loss on debt extinguishment                            -          (749)          365       (44,378)
     Minority interest                                            24             -            24             -
     Cumulative effect of a change in accounting
       principle, net of tax                                       -             -             -        40,748
     Impairment loss on long-term investment                       -             -             -         8,305
     Changes in operating assets and liabilities, net
       of effects from acquisitions and divestitures:
         Accounts receivable                                  37,341        12,864        (4,306)       70,068
                  Inventories                                  1,710        (6,311)      (27,575)       53,888
                  Other operating assets                       5,149        17,950           806        17,450
                  Accounts payable and accrued expenses      (29,750)      (11,439)       55,677       (71,415)
                                                            --------      --------      --------      --------
Net cash provided by operating activities                     26,334        27,501        55,527        70,121

INVESTING ACTIVITIES
Capital expenditures                                          (2,774)       (1,353)       (6,057)       (8,671)
Cash effect of divestiture                                         -             -         1,328        (6,307)
Proceeds from Mexico sale                                          -         3,091             -         2,758
Purchase acquisitions, net of cash acquired                     (908)            -        (2,880)            -
Decrease (increase) in funded contract financing
   receivables, net                                             (681)        2,662         5,887        20,750
Decrease (increase) in other assets                             (408)         (264)          154           169
                                                            --------      --------      --------      --------
Net cash provided (used) by investing activities              (4,771)        4,136        (1,568)        8,699

FINANCING ACTIVITIES
Net proceed (payments) on credit facilities                    9,235       (10,508)        2,761       (18,436)
Pledged cash requirements                                     (5,000)            -        (5,000)            -
Repurchase of convertible notes                                    -        (5,845)      (11,980)      (75,015)
Proceeds from common stock issuances under employee
   stock
   option and purchase plans                                  11,179            16        12,383           173
                                                            --------      --------      --------      --------
Net cash provided (used) by financing activities              15,414       (16,337)       (1,836)      (93,278)

Effect of exchange rate changes on cash and cash
   equivalents                                                   281           682         2,958           (39)
                                                            --------      --------      --------      --------
Net increase (decrease) in cash and cash equivalents          37,258        15,982        55,081       (14,497)
Cash and cash equivalents at beginning of period              61,621        27,816        43,798        58,295
                                                            --------      --------      --------      --------
Cash and cash equivalents at end of period                  $ 98,879      $ 43,798      $ 98,879      $ 43,798
                                                            ========      ========      ========      ========

SUPPLEMENTAL INFORMATION
(AMOUNTS IN THOUSANDS)

REVENUE BY DIVISION


                                  THREE MONTHS ENDED
                    ---------------------------------------------   Change from
                    December 31,   % of     December 31,    % of    Q4 2002 to
                        2003        Total       2002        Total     Q4 2003
                    ------------------------------------------------------------
Asia-Pacific           $301,778       55%     $154,545       45%       95%
Americas                141,319       26%      111,476       33%       27%
Europe                  103,975       19%       75,657       22%       37%
                    ------------------------------------------------------------
        Total          $547,072      100%     $341,678      100%       60%
                    ============================================================




                                         YEAR ENDED
                    ----------------------------------------------   Change from
                    December 31,   % of     December 31,    % of       2002 to
                        2003        Total       2002        Total       2003
                    ------------------------------------------------------------
Asia-Pacific           $995,798       55%     $527,499       41%       89%
Americas                469,618       26%      493,203       39%       (5%)
Europe                  334,958       19%      255,365       20%       31%
                    ------------------------------------------------------------
        Total        $1,800,374      100%   $1,276,067      100%       41%
                    ============================================================




REVENUE BY SERVICE LINE


                                                   THREE MONTHS ENDED
                                    ---------------------------------------------    Change from
                                    December 31,   % of     December 31,    % of     Q4 2002 to
                                        2003        Total       2002        Total      Q4 2003
                                    ------------------------------------------------------------
Product distribution (1)               $484,198     89%       $289,505        85%        67%
Integrated logistics services            62,874     11%         52,173        15%        21%
                                    ------------------------------------------------------------
        Total                          $547,072    100%       $341,678       100%        60%
                                    ============================================================


                                              YEAR ENDED
                                    ---------------------------------------------     Change from
                                    December 31,   % of     December 31,    % of       2002 to
                                        2003        Total       2002        Total        2003
                                    ------------------------------------------------------------
Product distribution (1)             $1,573,500     87%     $1,087,794        85%        45%
Integrated logistics services           226,874     13%        188,273        15%        21%
                                    ------------------------------------------------------------
        Total                        $1,800,374     100%    $1,276,067       100%        41%
                                    ============================================================


(1) Product distribution referred to in this press release includes wireless devices and related accessories.

(AMOUNTS IN THOUSANDS)

WIRELESS DEVICES HANDLED


                                                   THREE MONTHS ENDED
                                    ---------------------------------------------    Change from
                                    December 31,   % of     December 31,    % of     Q4 2002 to
                                        2003        Total       2002        Total      Q4 2003
                                    --------------------------------------------------------------
Product distribution                      3,314      53%        1,924         46%        72%
Integrated logistics services             2,914      47%        2,272         54%        28%
                                    --------------------------------------------------------------
        Total                             6,228     100%        4,196        100%        48%
                                    ==============================================================



                                                       YEAR ENDED
                                    ---------------------------------------------    Change from
                                    December 31,   % of     December 31,    % of       2002 to
                                        2003        Total       2002        Total       2003
                                    --------------------------------------------------------------
Product distribution                     10,837      53%       7,150         47%         52%
Integrated logistics services             9,502      47%       8,001         53%         19%
                                    --------------------------------------------------------------
        Total                            20,339     100%      15,151        100%         34%
                                    ==============================================================


EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION ("EBITDA")


                                                THREE MONTHS
                                                    ENDED            YEAR ENDED
                                                 DECEMBER 31,        DECEMBER 31,
                                                     2003                2003
                                                 -------------     ---------------
Net income                                          $ 5,416             $11,729
Net interest expense                                    207               1,146
Income taxes (includes income taxes included
   in Discontinued Operations)                        1,581               4,129
Depreciation and amortization                         3,041              12,733
                                                    -------             -------
         EBITDA                                     $10,245             $29,737
                                                    =======             =======


     EBITDA is a non-GAAP financial measure. EBITDA provides management with an indicator of how much cash the Company generates, excluding any changes in working capital. Since the Company had experienced negative cash flow and high debt in prior periods, this has become an important measurement for management. Management also reviews and utilizes the entire statement of cash flows to evaluate cash flow performance.

CASH CONVERSION CYCLE DAYS

     Management utilizes the cash conversion cycle days metric and its components to evaluate the Company's ability to manage its working capital and its cash flow performance. Cash conversion cycle days and its components for the for the quarters and years ending December 31, 2003 and 2002 were as follows:


                                                 THREE MONTHS ENDED        YEAR ENDED
                                                    DECEMBER 31,           DECEMBER 31,
                                                 ------------------      ---------------
                                                  2003        2002        2003     2002
                                                 ------      ------      ------   ------
Days sales outstanding in accounts receivable       20         28          25       30
Days inventory on-hand                              20         22          24       24
Days payable outstanding                           (37)       (39)        (46)     (42)
                                                  ----       ----        ----      ---
        Cash Conversion Cycle Days                   3         11           3       12
                                                  ====       ====        ====      ===

(AMOUNTS IN THOUSANDS)

RETURN ON INVESTED CAPITAL ("ROIC")


     The Company uses ROIC to measure the effectiveness of its use of invested capital to generate profits. ROIC for the quarters and years ending December 31, 2003 and 2002 was as follows:


                                                     THREE MONTHS ENDED                  YEAR ENDED
                                                       DECEMBER 31,                     DECEMBER 31,
                                                 -------------------------       -------------------------
                                                   2003            2002            2003            2002
                                                 ---------       ---------       ---------       ---------
Operating income after taxes:
 Operating income from continuing operations     $   8,731       $   4,961       $  20,895       $     747
 Plus: Facility consolidation charge                 1,000               -           5,461               -
 Less: Estimated income taxes (1)                   (1,849)         (1,240)         (6,062)           (391)
                                                 ---------       ---------       ---------       ---------
   Operating income after taxes                  $   7,882       $   3,721       $  20,294             356
                                                 =========       =========       =========       =========

Invested capital:
 Debt                                            $  16,207       $  22,120       $  16,207       $  22,120
 Stockholders' equity                              147,584         113,643         147,584         113,643
                                                 ---------       ---------       ---------       ---------
   Invested capital                              $ 163,791       $ 135,763       $ 163,791       $ 135,763
                                                 =========       =========       =========       =========

Average invested capital (2)                     $ 148,324       $ 140,585       $ 137,463       $ 215,432
                                                 =========       =========       =========       =========

ROIC (3)                                                21%             11%             15%          *
                                                 =========       =========       =========       =========


*    Less than 1%

(1) Estimated income taxes were calculated by multiplying the sum of operating income from continuing operations and the facility consolidation charge by the respective periods' effective tax rate.

(2) Average invested capital for quarterly periods represents the simple average of the beginning and ending invested capital amounts for the respective quarter. Average invested capital for annual periods represents the simple average of the invested capital amounts for the prior year end and at each quarter end in the respective annual period.

(3) ROIC is calculated by dividing operating income after taxes by average invested capital. ROIC for quarterly periods is stated on an annualized basis and is calculated by dividing operating income after taxes by average invested capital and multiplying the result by four (4) to state ROIC on an annualized basis.